Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made and entered into by and between Amy Bohutinsky (“Executive”) and Zillow Group, Inc. (the “Company”), hereinafter collectively referred to as the “Parties.”

RECITALS

A. WHEREAS, Executive began her employment with the Company in August 2005, in the position of Director of Communications, and was employed with the Company in the positions of Vice President of Communications, Vice President of Marketing and Communications, and Chief Marketing Officer, before being appointed to the position of Chief Operating Officer in August 2015;

B. WHEREAS, Executive has provided the Company with notice of her resignation from the Company; and

C. WHEREAS, the Parties wish to end the employment relationship amicably and to enter into certain covenants below, to provide assurances and peace of mind to each party;

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1. TERMINATION OF EMPLOYMENT

1.1 Termination of Employment. Executive understands and agrees that Executive’s employment with the Company will terminate on January 3, 2019, (“Separation Date”) unless ended earlier for failure to comply with the terms of this Agreement.

1.2. Appointment to the Board of Directors. On or prior to the Separation Date, Executive will be appointed to the Board of Directors of the Company (the “Board of Directors”). Executive’s continued service as a director will be subject to approval by the Board of Directors in its sole discretion of Executive’s nomination for election by the shareholders of the Company at each annual meeting of shareholders (or special meeting in lieu thereof) at which Executive is required to stand for election and to Executive’s election by the shareholders of the Company by the requisite vote of shareholders under applicable law, listing standards and the Company’s articles of incorporation and bylaws (each as a may be amended and restated from time to time). Executive may be removed as a director in accordance with applicable law and the provisions of the Company’s articles of incorporation and bylaws (each as a may be amended and restated from time to time). At all times while serving as a member of the Board of Directors, Executive will comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board of Directors.

1.3 Effect of this Agreement. The Parties acknowledge and agree that upon the Separation Date (as defined in paragraph 1.1 herein) of this Agreement, Executive’s employment with the Company will terminate. Executive, however, understands and agrees that she has continuing obligations under the confidentiality and proprietary rights provisions of her Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company (attached as Exhibit A), incorporated herein by reference, to the extent enforceable under all applicable law, and she reaffirms those commitments in this Agreement, and agrees that, as part of this Agreement she will continue to abide by her obligations under the terms of Exhibit A, consistent with and to the extent enforceable under all applicable law.

1.4 Effect of Agreement on Outstanding Stock Options. As of the Separation Date, Executive’s outstanding stock options (“Options”) shall cease vesting, and the unvested portions of such Options shall terminate automatically. Executive shall have no further rights, and the Company shall have no further obligations, with respect to the terminated portions of such Options. Subject to Executive’s appointment to the Board of Directors on or prior to the Separation Date and during Executive’s continued service on the Board of Directors, the vested Options shall remain exercisable for the remainder of their applicable term, subject to earlier termination if Executive ceases to be a director and incurs a “Termination of Service” (as defined in the Company’s Amended and Restated 2011 Incentive Plan). Except as expressly set forth in this Agreement, the Options shall otherwise continue to be subject to the terms and conditions of the Stock Option Grant Notices and Stock Option Agreements evidencing the Options.

2. COMPENSATION

2.1 Separation Payment. Subject to the Executive’s compliance with all the terms and conditions of this Agreement, no later than ten (10) days after the Separation Date of this Agreement, the Company will pay Executive a lump sum of Ten Thousand Dollars ($10,000), less standard deductions and withholdings required by law and directed by Executive. (“Separation Payment”).

2.2 COBRA. To the extent provided by the federal COBRA law and by the Company’s current group health plan, Executive may be eligible to continue group health insurance benefits at her own expense after the Separation Date. The Company will provide Executive with separate written notice of her rights and obligations under COBRA.

2.3 Legal Consideration. Executive agrees that the Separation Payment referenced in paragraph 2.1 constitutes sufficient legal consideration for her promises and covenants set forth in the Agreement. Executive further acknowledges and agrees that the Separation Payment is not required by the policies and procedures of the Company or by any other contractual obligation, but rather is offered solely as consideration for Executive’s promises and covenants made pursuant to this Agreement. Executive further agrees that she is not entitled to any other compensation not expressly provided for herein.

3. GENERAL RELEASE AND WAIVER OF CLAIMS BY EXECUTIVE

3.1 In consideration of the Separation Payment set forth in paragraph 2.1 above, and other mutual agreements and covenants set forth in the Agreement, Executive, on behalf of herself, her marital community, her heirs, executors, administrators, successors and assigns, agrees to the following:

(a) Executive expressly waives any claims against the Company and releases the Company and its predecessors, successors, parents, subsidiaries, and related or affiliated entities (including, without limitation, their present, former, and future officers, directors, shareholders, managers, agents, employees, attorneys, and representatives) (the “Released Parties”) from any claims that Executive may have in any way connected with Executive’s employment with the Company and the termination thereof, whether or not such claims are presently known or unknown to Executive. It is understood that the release includes, but is not limited to, any claims for damages of any kind whatsoever, including any claims for employment benefits, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge or other tort theory, any legal restriction on the Company’s right to terminate Executives, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Washington Law Against Discrimination (“WLAD”), and any other state or local laws concerning discrimination or harassment, or any other legal limitation on the employment relationship to the maximum extent such claims are allowed by law to be released. The waiver and release shall not waive or release claims where the events in dispute first arise after execution of the Agreement, nor shall it preclude Executive or the Company from filing a lawsuit for the exclusive purpose of enforcing the Agreement.

(b) Executive represents and warrants that, as of the Effective Date, she has not filed any lawsuits, complaints, or charges against the Released Parties with any governmental agency or any court.

(c) Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Executive agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

(d) This release excludes any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Agreement (as defined below), and the right to file administrative charges with certain government agencies. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency. Notwithstanding this or the immediately preceding paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf with respect to any released claim.

(e) This release does not cover any claim or right Employee cannot waive as a matter of law, such as rights to workers compensation benefits, unemployment benefits, vested benefits under Company’s fringe benefit plans, claims against Company for breach of its obligations under this Agreement, and any claims that might arise after the date Employee signs this Agreement.

3.2 This release covers both claims that Executive knows about and those that Executive may not know about, except that it does not waive any rights or claims, including claims under the ADEA that may arise after the Effective Date of this Agreement. Executive further represents and warrants that: (i) Executive has been fully and properly paid for all hours worked, (ii) Executive has received all leave to which Executive is entitled in accordance with applicable law; and (iii) Executive has not suffered any on the job injury for which Executive has not already filed a claim. Executive further acknowledges, agrees and hereby stipulates that: (i) during Executive’s employment with the Company, Executive was allowed to take all leave and afforded all other rights to which Executive was entitled under the Family and Medical Leave Act (“FMLA”); and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights.

4. RETURN OF COMPANY PROPERTY

4. On or before the Separation Date, Executive shall turn over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its directors or employees or that Executive generated in the course of her employment with the Company; provided that Executive may retain materials necessary to perform her responsibilities as a member of the Board of Directors. No later than the Separation Date, Executive shall also provide the Company with access to all Company-related computer files and any and all passwords needed to access those files.

5. RESTRICTIVE COVENANTS

5.1. Confidentiality and Proprietary Rights

(a) Executive acknowledges and agrees that during her employment with the Company she acquired considerable Confidential Information about the Company. Executive acknowledges and agrees that the term “Confidential Information” shall mean information belonging to the Company which is of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have, to Executive’s knowledge, been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive within the course and scope of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s performance of her duties to the Company. Confidential Information also includes the confidential information of others with which the Company has a business relationship that became known to Executive in connection with her performance of her duties to the Company. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under paragraph 5.1(b) of this Agreement.

(b) Executive hereby reaffirms her continuing confidentiality obligations under the terms of her Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company (attached as Exhibit A), consistent with and to the extent enforceable under all applicable law, specifically including, but not limited to, the provisions regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, non-solicitation, and noncompetition, as set forth in Exhibit A to this Agreement. Executive covenants and agrees that both prior to and after the Separation Date she will continue to be bound by the terms of Non-Competition, Non-Solicitation, Confidentiality, and Proprietary Rights provisions of the Employment Agreement, restated and incorporated herein by reference.

(c) Notwithstanding anything to the contrary, this Section does not prohibit the disclosure of trade secret information within the limitations permitted by the Defend Trade Secrets Act, and Executive is hereby notified that no individual will be held criminally or civilly liable for the disclosure of a trade secret (as defined in the Act) that is: (a) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; or (c) disclosed to the individual’s attorney or used in a court proceeding (as permitted by court order) in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.

(d) Nothing in this Section or Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency. Furthermore, this Section does not apply to the Executive filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.

5.2. Internal and External Communications. Prior to October 17, 2018, the Parties will develop and issue mutually agreed upon external and internal statements regarding Executive’s resignation.

5.3. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 5 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled (a) to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated and (b) to cease making any payments or providing any benefit otherwise required by this Agreement, including, without limitation, the Separation Payment required under Section 2 of this Agreement, in each case in addition to any other remedy to which the Company may be entitled at law or in equity.

6. NOTICES

All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Zillow Group, Inc.

1301 2nd Ave, Floor 31

Seattle, WA

legal@zillowgroup.com

Attn: General Counsel__________________

If to the Executive:

Amy Bohutinsky

####

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 6.

7. GENERAL PROVISIONS

7.1. No Admissions. The Agreement should not be construed as an admission or a statement of any party hereto that such party has acted wrongfully or unlawfully. Each party expressly denies any wrongful or unlawful action.

7.2. Opportunity to Review and Revocation Period. Executive hereby warrants and represents that (a) she has carefully read this Agreement including the release in Section 3, and finds that it is written in a manner that she understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult and has discussed the Agreement and its effects with her personal attorney or has knowingly and voluntarily waived the right to do so; (d) Executive understands that she is giving up all claims, damages, and disputes that have arisen before the date of this Agreement, except as provided herein; (e) Executive has had the opportunity to review and analyze this Agreement for twenty-one (21) days (the “Review Period”) and must sign this Agreement by the end of the Review Period, but agrees that if she signs this Agreement before expiration of the Review Period, she knowingly and voluntarily agrees to waive the remainder of the Review Period; (f) Executive has seven (7) days to revoke this Agreement by notifying the Company’s General Counsel via written communication at the address below before midnight on the seventh day after you sign this Agreement (the “Revocation Period”); (g) Executive did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in the Agreement; (h) Executive understands the Agreement’s final and binding effect; and (i) Executive has signed the Agreement as her free and voluntary act.

7.3. Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, with the exception of the confidentiality and proprietary rights provisions of the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company (attached hereto as Exhibit A), which remain in effect to the extent enforceable under all applicable law, and the terms of the Indemnification Agreement entered into between Executive and the Company on or about May 20, 2011 (attached hereto as Exhibit B). This Agreement may not be amended or revised except by a writing signed by the parties.

7.4. Section 409A. The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A of the Code is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company (or any of its affiliates or successors) be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A of the Code or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A of the Code. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary:

(a) If any payment, compensation or other benefit provided to Executive in connection with her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, then no portion of such “nonqualified deferred compensation” shall be paid before the day that is 6 months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion. The parties hereto acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, that, neither the Company nor its employees or representatives shall have liability to Executive with respect hereto.

(b) Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

(d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from.

7.5 Enforcement. This Agreement shall be construed under and enforced in accordance with the laws of the State of Washington, without regard to the conflicts of law provisions thereof. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction within King County, Washington. Executive acknowledges that she may be subject to a permanent injunction and/or temporary restraining order for any violations of this Agreement, including any violations of the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company (attached as Exhibit A).

7.6. Cooperation.

(a) In return for the amounts paid hereunder, Executive agrees to cooperate in defense of the Company in any legal action or claim in which Executive is named as a witness. Cooperation shall include, upon request by the Company, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings; providing information in written format such as declaration or affidavit; making herself available to the Company and its attorneys for interview or other consultation; and providing general assistance to the Company and its attorneys. Executive acknowledges that this is a material term of this Agreement, and that breach of this term would cause damage to the Company. Lack of compliance shall be shown by failure, after notice in writing, to abide by the Company’s request

(b) In exchange for Executive’s agreement to cooperate and assist in the defense of the Company in any legal action, the Company agrees to be responsible and reimburse Executive for reasonable expenses or costs associated with her participation and cooperation in such possible legal actions, including any and all travel, airfare and transportation, lodging, and meals within thirty (30) days after submission of receipts by Executive.

7.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

7.8. The “Effective Date” of this Agreement is the date that is eight (8) days following the date on which Executive signs this Agreement, so long as Executive has not revoked acceptance of this Agreement before such date.

7.9. By executing this Agreement, Executive also acknowledges that Executive: (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge and the advice of Executive’s own legal counsel; and (c) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

7.10. All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

7.11. Construction. Section 3 of the Agreement is integral to its purpose and may not be severed from it. Should any other provision of the Agreement be deemed invalid or unenforceable, that provision shall be narrowed to the extent required to make it lawful and enforceable, and the remaining provisions shall not be affected but instead remain valid and enforceable to the maximum extent consistent with current law.

7.12. Knowing and Voluntary Agreement. Executive understands this Agreement is a release of claims against Releasees arising before or on the Effective Date of this Agreement. Executive understands that Executive is not waiving claims that the law does not permit Executive to waive, nor is Executive waiving any claims arising after the Effective Date of this Agreement, including, but not limited to, claims for enforcement of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

“COMPANY”	ZILLOW GROUP, INC.

	Name:	/s/ Brad Owens
	Title:	General Counsel

Dated: October 16, 2018

“EXECUTIVE”

/s/ Amy Bohutinsky
Amy Bohutinsky

Dated: October 16, 2018

EXHIBIT A

Confidential Information, Inventions, Nonsolicitation, and Noncompetition Agreement

EXHIBIT B

Indemnification Agreement